FILED PURSUANT TO RULE 424(b)(3) AND 424(c)

FILE NUMBER 333-75614

SECOND PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 9, 2002

PALM, INC.

5,250,390 SHARES

COMMON STOCK

This Second Prospectus Supplement supplements the prospectus dated May 9, 2002 and the First Prospectus Supplement dated July 24, 2002 (collectively, the “Prospectus”) of Palm, Inc. (“Palm”) relating to the public offering of shares of common stock (the “Shares”) by certain stockholders of Palm or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the “Selling Stockholders”). Palm will not receive any of the proceeds from the sale of the Shares. The Shares were originally issued in connection with Palm’s acquisition of ThinAirApps, Inc., a Delaware corporation.

The information concerning the Selling Stockholders listed under “Selling Stockholders” in the Prospectus may change from time to time and will be set forth in supplements, such as this Prospectus Supplement, as required. The table included in the section of the Prospectus entitled “Selling Stockholders” (the “Table”) is hereby supplemented to reflect the transfer of Shares after the date of the First Prospectus Supplement made by ThinAir-Phoenix Partnership, L.P. to (i) Eric J. & Melanie R. Werner JTWROS in the amount of 632 shares of Palm common stock, (ii) Daniel L. Wessels in the amount of 210 shares of Palm common stock, and (iii) The Roemer Family LP in the amount of 50 shares. The Table is also hereby supplemented to the reflect the transfer of shares made by John S. Oakes to Patricia R. Oakes Revocable Trust U/A DTD 12/27/01 John S. & Patricia R. Oakes TTEES in the amount of 96 shares of Palm common stock after the date of the First Prospectus Supplement. The following table sets forth the names of the Selling Stockholders referenced herein and the numbers of shares of Palm common stock that may be offered for the account of such Selling Stockholders.

Name of Selling Stockholder	Number of Shares Owned Prior to the Offering	Number of Shares Being Offered	Number of Shares Owned After the Offering (1)

Eric J. & Melanie R. Werner JTWROS	632	632	—

The Roemer Family LP	420	420	—

Daniel L. Wessels	210	210	—

Patricia R. Oakes Revocable Trust U/A DTD 12/27/01 John S. & Patricia R. Oakes TTEES	96	96	—

(1)	The number of shares owned by any selling stockholder after the offering assumes disposition by such selling stockholder of all the shares of Palm common stock being offered and that such selling stockholder does not acquire any additional shares.

This Second Prospectus Supplement should be read in conjunction with the Prospectus, and is hereby qualified in its entirety by reference to the Prospectus, except to the extent that the information contained herein supersedes the information contained in the Prospectus.

This Second Prospectus Supplement is dated June 4, 2003.